Exhibit 97

INTERNATIONAL BUSINESS MACHINES CORPORATION
EXECUTIVE OFFICER COMPENSATION RECOVERY POLICY
Every executive officer is held accountable to comply with IBM’s high ethical standards: IBM’s Values, including “Trust and Personal Responsibility in All Relationships,” and IBM’s Business Conduct Guidelines. This responsibility is reflected in each executive officer’s performance goals and is reinforced through each executive officer’s annual certification to the IBM Business Conduct Guidelines. An executive officer’s compensation is tied to compliance with these standards.
Reinforcing this commitment to ethical conduct, the Executive Compensation and Management Resources Committee of the Board of Directors (the Committee), which is composed entirely of independent directors, has adopted this Policy. The Policy provides for the recovery of Erroneously Awarded Compensation received by executive officers that results from attainment of a financial reporting measure based on or derived from financial information, in the event the Company is required to prepare an accounting restatement due to the material noncompliance with financial reporting requirements under the federal securities laws (the Policy).
This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the Exchange Act) and the applicable stock market or exchange rules and regulations adopted in connection therewith. The provisions of the Policy shall be interpreted in a manner that satisfies such requirements.
Recovery of Erroneously Awarded Incentive-Based Compensation
In the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Company will recover reasonably promptly the amount of erroneously awarded incentive-based compensation, if any, resulting from such material noncompliance.
This Policy will apply to all incentive-based compensation received by a person:
•After beginning service as an executive officer;
•Who served as an executive officer at any time during the performance period for that incentive-based compensation;
•While the Company has a class of securities listed on a national securities exchange; and
•During the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement.
The amount of incentive-based compensation that is subject to this Policy is the amount of incentive-based compensation that exceeds that amount of incentive-based compensation that otherwise would have been received had it been determined based on restated amounts (such excess amount, Erroneously Awarded Compensation). The amount of Erroneously Awarded Compensation will be computed without regard to any taxes paid.
The Company will recover reasonably promptly Erroneously Awarded Compensation except to the extent that one of the three conditions below are met and the Committee has determined recovery would be impracticable.
•The direct expense paid to a third party to assist in enforcing the policy would exceed the amount of such Erroneously Awarded Compensation to be recovered.
•Recovery would violate home country law where such law was adopted prior to November 28, 2022.

•Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company to fail to meet the requirements of the rules and regulations pursuant to the Internal Revenue Code of 1986.
The Committee shall determine, in its discretion, the manner and timing in which any Erroneously Awarded Compensation shall be recovered from an executive officer in accordance with applicable law.
Indemnification
The Company will not indemnify any current or former executive officer against the loss of Erroneously Awarded Compensation.
Terms and Definitions
Unless context otherwise requires, the following terms and definitions apply for purposes of this Policy.
Executive officer. An executive officer is an officer of the company designated as a Section 16 officer under the Exchange Act.
Financial reporting measures. Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures.
Incentive-based compensation. Incentive-based compensation is any compensation (including, for the avoidance of doubt, any cash, equity or equity-based compensation, whether deferred or current) that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure.
Received. Incentive-based compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.
Effective Date
This Policy will become effective on the date on which the New York Stock Exchange’s listing standards implementing Section 10D of the Exchange Act become effective.